Filed Pursuant to Rule 433
Registration Nos. 333-226056
and 333-226056-01

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

October 3, 2019

Issuer:	NextEra Energy Capital Holdings, Inc.
Designation:	1.95% Debentures, Series due September 1, 2022
Registration Format:	SEC Registered
Principal Amount:	$450,000,000
Date of Maturity:	September 1, 2022
Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, beginning March 1, 2020
Coupon Rate:	1.95%
Price to Public:	100% of the principal amount thereof
Benchmark Treasury:	1.500% due September 15, 2022
Benchmark Treasury Yield:	1.340%
Spread to Benchmark
Treasury Yield:	61 basis points
Reoffer Yield:	1.950%
Redemption:	Redeemable at any time, at 100% of the principal amount plus any accrued and unpaid interest plus make-whole premium at a discount rate equal to Treasury Yield plus 10 basis points.

Trade Date:	October 3, 2019
Settlement Date:	October 7, 2019
CUSIP / ISIN Number:	65339K BN9/US65339KBN90

Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Sole Book-Running Manager:
Morgan Stanley & Co. LLC

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*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement, dated October 3, 2019.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.